AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

BY AND AMONG

VESMARK INCORPORATED

AND

VISION ACQUISITION CORP.

AND

VISION GLOBAL SOLUTIONS, INC.

DATED

SEPTEMBER 15, 2005

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This **AGREEMENT AND PLAN OF MERGER AND REORGANIZATION** (the "**Agreement**") is made and entered into as of September 15, 2005, by and among VISION GLOBAL SOLUTIONS, INC., a Pennsylvania corporation ("**VISION**"), VISION Acquisition Corp., a Florida corporation ("**Merger Sub**") and wholly owned subsidiary of VISION, and VESMARK INCORPORATED, a Pennsylvania corporation ("**VESMARK**").

RECITALS

A. The Boards of Directors of VESMARK, VISION and Merger Sub believe it is in the best interests of their respective companies and the stockholders of their respective companies that VESMARK and Merger Sub combine into a single company through the statutory merger of Merger Sub with and into VESMARK (the "**Merger**") and, in furtherance thereof, have approved the Merger.

B. Pursuant to the Merger, among other things, the outstanding shares of VESMARK Common Stock ("**VESMARK Common Stock**"), shall be converted into the right to receive shares of VISION Common Stock, no par value ("**VISION Common Stock**"), VISION Convertible Preferred Stock ("**VISION Preferred Stock**", and warrants to acquire VISION Common Stock ("**Warrants**") at the rate set forth herein.

C. VESMARK, VISION and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

D. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "**Code**"), and to cause the Merger to qualify as a reorganization under the provisions of Sections 368 of the Code, so that such exchange will constitute a tax-free share exchange under the Code.

NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby conclusively acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

THE MERGER

1.1 THE MERGER. Subject to and upon the terms and conditions of this Agreement VESMARK will, upon fulfillment of all conditions precedent to the Merger and the filing of the Certificate of Merger contemplated by the General Corporation Law of the State of Pennsylvania (the "**Effective Date**"), merge with and into Merger Sub, and thereafter the separate existence of VESMARK will cease. Merger Sub will be dissolved and merge into VISION. As of the Effective Date, VISION shall succeed to all of the rights, privileges, powers and property, including, without limitation, all rights, privileges, franchises, patents, trademarks, licenses, registrations, bank accounts, contracts, patents, copyrights and other assets of every kind and description

of VESMARK, and VISION shall assume all of the obligations and liabilities of VESMARK, excepting and excluding, the rights of VESMARK arising out of this Agreement. The Merger will occur in accordance with the General Corporation Law of the Commonwealth of Pennsylvania. VISION as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

1.2 PENDING AND SUBSEQUENT ACTIONS. VESMARK will cooperate, and will cause its officers, directors and other employees to cooperate, with VISION on and after the Effective Date: (i) in effecting the collection of receivables (if any) and other items owing to VESMARK and (ii) furnishing other assistance in connection with all actions, proceedings, arrangements or valuations based upon contracts, arrangements or acts of VESMARK which were in effect or which occurred on or prior to the Merger.

1.3 CONVERSION OF STOCK. The manner of converting the shares of VESMARK Common Stock and Merger Sub Common Stock on the Effective Date shall, by virtue of the Merger and without any action on the part of the holders thereof, be as follows:

1.3.1 The shares of Merger Sub Common Stock outstanding immediately prior to the Effective Date shall be converted into 100 shares of the common stock of the Surviving Corporation.

1.3.2 Each of the 1,836,904.70 shares of VESMARK Common Stock outstanding immediately prior to the Effective Date (the "**Converting Common Shares**") shall be converted into the right to receive:

(a) that number of shares of VISION Common Stock determined by dividing the FIFTEEN MILLION (15,000,000) by the aggregate number of Converting Common Shares (the "**Deliverable Common Stock**");

(b) that number of shares of VISION Preferred Stock determined by dividing the FIVE MILLION (5,000,000) by the aggregate number of Converting Common Shares (the "**Deliverable Preferred Stock**"); plus

(c) that number of Warrants determined by dividing the Twenty Million (20,000,000) by the aggregate number of Converting Common Shares (the "**Deliverable Warrants**").

1.3.3 No fractional shares of Deliverable Common Stock, Deliverable Preferred Stock, or Deliverable Warrants shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares or warrants shall be issued. Any holder of Converting Common Stock who would otherwise be entitled to receive a fractional interest of Deliverable Common Stock, Deliverable Preferred Stock or Deliverable Warrants (after aggregating all fractional shares and warrants issuable to such holder) shall, in lieu of such fraction of a share, be rounded up to the

nearest whole number of shares of Deliverable Common Stock or Deliverable Preferred Stock (as the case may be) or nearest whole number of Deliverable Warrants.

1.4 ISSUANCE AND DELIVERY OF ACQUISITION STOCK. Upon surrender of certificates representing 100% of the Converting Common Stock, VISION will issue and deliver as provided in Section 1.5 certificates representing the Deliverable Common Stock, the Deliverable Preferred Stock, and the Deliverable Warrants (collectively, the "**Deliverable Merger Consideration**"), after adjustments with respect to the rounding of fractional interests as provided in Section 1.3.3 above.

1.5 SURRENDER AND CONVERSION OF VESMARK SHARE CERTIFICATES. All persons holding shares of Converting Common Stock shall surrender the certificates representing the shares of Converting Common Stock, either by certified mail, return receipt requested, or in person to: Escrow Agent; Joseph I. Emas, Esq., 1224 Washington Avenue, Miami Beach, Florida 33139 (pursuant to the terms and conditions of the Escrow Agreement attached hereto as Exhibit "A"). Upon receipt of the surrendered share certificate of Converting Common Stock, replacement certificates reflecting the Deliverable Merger Consideration shall be issued and caused to be delivered in accordance with this Agreement. The Escrow Agent shall forthwith instruct the Registered Transfer Agent of VISION to issue the replacement certificates as per VESMARK'S list of shareholders and instructions to issue as such. Notwithstanding proposed exchanges of certificates, each certificate representing shares of VESMARK Common Stock not physically surrendered pursuant to this section shall be deemed to represent that number of shares of Deliverable Merger Consideration attributable to such VESMARK Common Stock pursuant to this Agreement as if such VESMARK Common Stock were Converting Common Stock. The method of distribution and shareholder list describing the share distribution and time frame(s) shall be attached hereto as the Share Distribution Agreement (attached hereto as Exhibit "B.").

1.6 STOCK OPTION PLANS. VESMARK does not subscribe to or offer any qualified or non-qualified Stock Option plans to its' Employees or Shareholders.

1.7 EMPLOYMENT AGREEMENTS. As of the Effective Date, VISION and VESMARK by mutual consent will not adopt as employer mutatis mutandis any existing employment agreements and/or employment, salary and fringe benefit arrangements and obligations of VESMARK.

1.8 DISSENTERS' RIGHTS. Notwithstanding anything in this Agreement to the contrary, shares of VESMARK's Common Stock that are issued and outstanding immediately prior to the Effective Date and that are held by stockholders who have not voted such shares in favor of the Merger and who have delivered a written demand for appraisal of such shares in the manner provided in Pennsylvania Law ("**Dissenting Shares**") shall have no right to receive any cash payment based upon the applicable exchange rate unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder's right to appraisal and

payment under Pennsylvania Law. If such holder shall have so failed to perfect, or shall have effectively withdrawn or lost such right, such holder's shares of VESMARK's Common Stock shall thereupon be deemed to have been cancelled and converted as described above at the Effective Date, and each such share shall represent the right to receive the appropriate cash payment based upon the applicable exchange rate. VESMARK shall give VISION prompt notice of any demands received by VESMARK for appraisal of its shares prior to the execution of this Agreement.

1.9 DIRECTORS AND OFFICERS. At the Effective Date, the directors of the Surviving Corporation shall remain as directors of the Surviving Corporation, in each case until their successors are elected or appointed and qualified or until their earlier resignation or removal. The officers of the Surviving Corporation shall remain as officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified or until their earlier resignation or removal.

1.10 TRANSFERS OF OWNERSHIP. If any certificate for Deliverable Merger Consideration is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to VISION or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for such Deliverable Merger Consideration in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of VISION or any agent designated by it that such tax has been paid or is not payable.

1.11 NO LIABILITY. Notwithstanding anything to the contrary in this Agreement, none of the Escrow Agent, the Surviving Corporation, or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law. "Person" herein shall mean any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, and any Governmental Authority.

1.12 TAX CONSEQUENCES. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code.

1.13 TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Date, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest VISION with full right, title and possession to all assets, property, rights, privileges, powers and franchises of VESMARK and Merger Sub, the officers and directors of VESMARK and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

1.14 ADDITIONAL COVENANTS OF VISION. VISION will indemnify and hold harmless VESMARK from the commission, fee or claim of any person or entity employed or retained or claiming to be employed or retained by VISION to bring about, or to represent it in, the transactions contemplated hereby.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF VESMARK

In this Agreement, any reference to any event, change, condition or effect being "material" with respect to any person means any material event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such person and its subsidiaries, taken as a whole. In this Agreement, any reference to a "Material Adverse Effect" with respect to any person means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of such person and its subsidiaries, taken as a whole.

In this Agreement, any reference to a party's "**Knowledge**" means such party's actual knowledge after reasonable inquiry of executive officers and directors (within the meaning of Rule 405 under the Securities Act of 1933, as amended ("**Securities Act**")).

VESMARK represents and warrants to VISION and Merger Sub as follows:

2.1 ORGANIZATION, STANDING AND POWER. VESMARK is a corporation duly organized, validly existing and in good standing in the state of Pennsylvania, and no certificate of dissolution has been filed under the laws of its jurisdiction of organization. VESMARK has no subsidiaries. VESMARK has the power to own its properties and to carry on its business as now being conducted and as presently proposed to be conducted and is duly authorized and qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on VESMARK. VESMARK has delivered or made available to VISION a true and correct copy of the Certificate of Incorporation (the "**VESMARK Certificate of Incorporation**"), and the Bylaws, or other charter documents, as applicable, of VESMARK each as amended to date. VESMARK is not in violation of any of the provisions of its charter or bylaws or equivalent organization documents. VESMARK has delivered to VISION correct and complete copies of the minute books (containing the records of meetings of the Shareholders of VESMARK and the board of directors and committees of the board of directors of VESMARK). Such minute books accurately reflect in all material respects the matters referenced therein. VESMARK has also delivered to VISION correct and complete copies of the stock certificate books and the stock record books of VESMARK and such books and records accurately reflect the matters referenced therein. VESMARK has no subsidiaries and never had any subsidiaries.

2.2 CAPITAL STRUCTURE. The authorized capital stock of VESMARK consists of 10,000,000 shares of VESMARK Common Stock, of which there were issued and

outstanding as of the close of business on September 14, 2005, 1,836,904.70 shares of VESMARK Common Stock, and no additional shares of VESMARK Common Stock have been issued through the date of this Agreement. All outstanding shares of VESMARK Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, VESMARK Certificate of Incorporation or Bylaws of VESMARK or any agreement to which VESMARK is a party or by which it is bound. There are no outstanding subscriptions, options, warrants, rights (including phantom stock or stock appreciation rights), preemptive rights or other contracts, commitments, understandings or arrangements, including any right of conversion or exchange under any outstanding security, instrument or agreement (collectively, referred to as "**VESMARK Options**"), obligating VESMARK to issue or sell any shares of capital stock of VESMARK or to grant, extend or enter into any security, instrument or agreement with respect thereto. There are no voting trusts, proxies or other similar commitments, understandings, restrictions or arrangements in favor of any other person other than VESMARK. No bonds, debentures, notes or other indebtedness having the right to vote on any matter on which stockholders of VESMARK may vote are issued or outstanding.

2.3 AUTHORITY. VESMARK has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of VESMARK, subject only to the adoption of this Agreement by VESMARK's stockholders holding a majority of the outstanding shares of VESMARK Common Stock. This Agreement has been duly executed and delivered by VESMARK and constitutes the valid and binding obligation of VESMARK enforceable against VESMARK in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity. The execution and delivery of this Agreement by VESMARK does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the VESMARK Certificate of Incorporation or Bylaws of VESMARK, as amended, or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to VESMARK or any of its properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("**Governmental Entity**") is required by or with respect to VESMARK in connection with the execution and delivery of this Agreement by VESMARK or the consummation by VESMARK of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger as provided herein.

2.4 FINANCIAL STATEMENTS. VESMARK previously has furnished to VISION copies of VESMARK's tax returns for the tax years 2002, 2003 and 2004, including the notes pertaining thereto (collectively, the **VESMARK Financial Statements**"). The VESMARK Financial Statements present fairly and are true, correct and complete statements of the financial position of VESMARK at each of the said balance sheet dates and the results of operations for each of the said periods covered. The books and records of VESMARK properly and accurately reflect all transactions, properties, assets and liabilities of VESMARK.

2.6 ABSENCE OF CERTAIN CHANGES. VESMARK has no liabilities or obligations (whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due) other than those liabilities and obligations (a) set forth or adequately provided for in VESMARK Financial Statements, (b) incurred in the ordinary course of business and (c) those incurred in connection with the execution of this Agreement.

2.7 ACCOUNTING PRACTICES. VESMARK makes and keeps accurate books and records reflecting its assets and maintains internal accounting controls that provide reasonable assurance that: (i) transactions are executed with management's authorization, (ii) transactions are recorded as necessary to permit preparation of the VESMARK Financial Statements and to maintain accountability for the assets of VESMARK and (iii) the reported accountability of the assets of VESMARK other than furniture, equipment and fixtures is compared with existing assets at reasonable intervals.

2.8 LITIGATION. There is no private or governmental action, suit, proceeding, claim, arbitration, audit or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of VESMARK, threatened against VESMARK or any of its respective properties or any of their respective officers or directors (in their capacities as such) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on VESMARK. There is no injunction, judgment, decree, order or regulatory restriction imposed upon VESMARK or any of their its assets or business, or, to the Knowledge of VESMARK and any of its directors or officers (in their capacities as such), that would prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on VESMARK.

2.9 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no agreement, judgment, injunction, order or decree binding upon VESMARK which has or reasonably could be expected to have the effect of prohibiting or materially impairing any business practice of VESMARK, any acquisition of property by VESMARK or the conduct of business by VESMARK.

2.10 GOVERNMENTAL AUTHORIZATION. VESMARK has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity: (i) pursuant to which VESMARK currently

operates or holds any interest in any of its properties or (ii) that is required for the operation of VESMARK's business or the holding of any such interest ((i) and (ii) herein collectively called "VESMARK Authorizations"), and all of such VESMARK Authorizations are in full force and effect, except where the failure to obtain or have any of such VESMARK Authorizations or where the failure of such VESMARK Authorizations to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on VESMARK.

2.11 TAXES.

2.11.1 For purposes of this Agreement, the following terms have the following meanings: "**Tax**" (and, with correlative meaning, "**Taxes**" and "**Taxable**") means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity (a "**Tax Authority**") responsible for the imposition of any such tax (domestic or foreign); (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period; and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of being a transferee of or successor to any person or as a result of any express or implied obligation to indemnify any other person, including pursuant to any Tax sharing or Tax allocation agreement. "Tax Return" shall mean any return, statement, report or form (including, without limitation estimated Tax returns and reports, withholding Tax returns and reports and information reports and returns) required to be filed with respect to Taxes.

2.11.2 VESMARK has duly filed on a timely basis (taking into account any extensions of time for filing), has filed for an extension for, or has been included in, all Tax Returns, relating to all Taxes for which VESMARK may be liable, required to be filed by or on behalf of VESMARK, for any taxable period ending on or before the Effective Date. Each such Tax Return is true and correct in all material respects. VESMARK has duly paid, or made adequate provisions (by a tax accrual or tax reserve) for all Taxes for which VESMARK may be liable and other charges shown as due on such Tax Returns. VESMARK has paid, or made adequate provision for, all material Taxes for which VESMARK may be liable which are required to be paid without the filing of any Tax Return;

2.11.3 Any Taxes for which VESMARK may be liable incurred or accrued since the date of the most recent balance sheets of VESMARK have arisen in

the ordinary course of business determined in the same manner as in the last taxable period ending on or before such date;

2.11.4 VESMARK does not have and has never owned stock in a foreign corporation;

2.11.5 VESMARK has never been (or has any liability or potential liability for unpaid Taxes because it once was) a member of an affiliated group (as defined in section 1504(a) of the Code) during any part of any consolidated return year; and

2.11.6 No claim has ever been made by an authority in a jurisdiction where VESMARK does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

2.12 COMPLIANCE WITH LAWS. VESMARK has complied with and is not in violation of, and have not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as would not be reasonably expected to have a Material Adverse Effect on VESMARK.

2.13 MINUTE BOOKS. The minute books of VESMARK made available to VISION contain a complete and accurate summary of all meetings of directors and stockholders or actions by written consent of VESMARK during the past three years and through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

2.14 COMPLETE COPIES OF MATERIALS. VESMARK has made available true and complete copies of each document that has been requested by VISION or its counsel in connection with their legal and accounting review of VESMARK.

2.15 BROKERS' AND FINDERS' FEES. VESMARK has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

2.16 VOTE REQUIRED. VESMARK has or will have the affirmative vote of the holders of at least a majority of the shares of VESMARK Common Stock outstanding on the record date set for the meeting of VESMARK stockholders (the "**VESMARK Stockholders Meeting**") and such vote is the only vote of the holders of any of VESMARK's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

2.17 BOARD APPROVAL. The Board of Directors of VESMARK has: (i) approved this Agreement and the Merger, (ii) determined that this Agreement and the Merger are advisable and in the best interests of the stockholders of VESMARK and are on terms

that are fair to such stockholders and (iii) recommended that the stockholders of VESMARK adopt and approve this Agreement and the consummation of the Merger.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF VISION AND MERGER SUB

VISION represents and warrants to VESMARK as follows:

3.1 ORGANIZATION, STANDING AND POWER. VISION is a corporation duly organized, validly existing and in good standing, and no certificates of dissolution have been filed under the laws of its jurisdiction of organization. VISION has the power to own its properties and to carry on its business as now being conducted and as presently proposed to be conducted and is duly authorized and qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on VISION. VISION and Merger Sub are not in violation of any of the provisions of their respective charter or bylaws or equivalent organization documents. VISION is the owner of all outstanding shares of capital stock of Merger Sub and all such shares are duly authorized, validly issued, fully paid and nonassessable. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any such subsidiary, or otherwise obligating VISION to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities, except as disclosed in VISION SEC Documents (as defined in Section 3.5).

3.2 CAPITAL STRUCTURE. The authorized capital stock of VISION consists of 200,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of preferred stock, $0.001 par value, of which there were 64,828,867 shares of common stock issued and outstanding as of the close of business on, and no shares of preferred stock. The shares of VISION Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid, and non-assessable, free of any liens or encumbrances imposed by VISION or Merger Sub. There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities after the date hereof, except as disclosed in VISION SEC Documents (as defined in Section 3.4). All outstanding shares of VISION Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of VISION or any agreement to which VISION is a party or by which it is bound. There are no contracts, commitments or agreements relating to voting, purchase or sale of VISION's capital stock (i) between or among VISION and any of its stockholders and (ii) to the best of VISION's knowledge, between or among any of VISION's stockholders.

3.3 AUTHORITY. VISION and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of VISION and Merger Sub. This Agreement has been duly executed and delivered by VISION and Merger Sub and constitutes the valid and binding obligations of VISION and Merger Sub enforceable against VISION and Merger Sub in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under

3.3.1 any provision of the Certificate of Incorporation or Bylaws of VISION, as amended, or;

3.3.2 any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to VISION or its properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to VISION in connection with the execution and delivery of this Agreement by VISION and Merger Sub or the consummation by VISION and Merger Sub of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger as provided in Section 1.2; (ii) the filing of a Form 8-K with the SEC within 15 days after the Closing Date; (iii) any filings as may be required under applicable state securities laws and the securities laws of any foreign country; and (iv) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on VISION and would not prevent or materially alter or delay any of the transactions contemplated by this Agreement.

3.4 AUTHORIZATION OF DELIVERABLE MERGER CONSIDERATION. The Deliverable Merger Consideration has been reserved for issuance under the provisions of this Merger Agreement. Upon the issuance and delivery of the Deliverable Merger Consideration in accordance with this Merger Agreement, such Deliverable Merger Consideration will constitute legally and validly authorized and issued, fully paid and nonassessable shares of Deliverable Merger Consideration.

3.5 SEC DOCUMENTS; FINANCIAL STATEMENTS. VISION has made available to VESMARK a true and complete copy of each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement, and other documents filed with the SEC by VISION as filed by VISION (collectively, the "**VISION SEC Documents**"). VESMARK

acknowledges and agrees that all VISION SEC Documents are available through the EDGAR system. VISION has timely filed all forms, statements and documents required to be filed by it with the SEC. All documents required to be filed as exhibits to the VISION SEC Documents have been so filed, and all material contracts so filed as exhibits are in full force and effect, except those that have expired in accordance with their terms, and VISION is not in default thereunder. As of their respective filing dates, the VISION SEC Documents complied in all respects with the requirements of the Securities Exchange Act of 1934, as amended (the "**Exchange Act**") and the Securities Act, and none of the VISION SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed VISION SEC Document. The financial statements of VISION, including the notes thereto, included in the VISION SEC Documents (the "**VISION Financial Statements**") were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q of the SEC). The VISION Financial Statements fairly present the consolidated financial condition and operating results of VISION and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments).

3.6 SARBANES-OXLEY ACT OF 2002. There has been no change in VISION accounting policies since December 31, 2002 except as described in the notes to the VISION Financial Statements. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC since July 31, 2002, was accompanied by the certifications required to be filed or submitted by VISION's chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act of 2002 (the "**Sarbanes-Oxley Act**"), and at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder. Since December 31, 2001, VISION has not, to the knowledge of the VISION or any director, officer, employee, auditor, accountant or representative of VISION have not, received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of VISION or its respective internal accounting controls, including any complaint, allegation, assertion or claim that VISION has engaged in questionable accounting or auditing practices, except for (A) any complaint, allegation, assertion or claim as has been resolved without any resulting change to VISION's accounting or auditing practices, procedures methodologies or methods of VISION or its internal accounting controls and (b) questions regarding such matters raised and resolved in the ordinary course in connection with the preparation and review of VISION's financial statements and

periodic reports. No attorney representing VISION, whether or not employed by VISION or any such subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by VISION or any of its officers, directors, employees or agents to the Board of Directors of VISION or any committee thereof or to any director or officer of VISION. To the knowledge of VISION, no employee of VISION has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable law.

3.7 ABSENCE OF UNDISCLOSED LIABILITIES. VISION has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet included in the most recent VISION SEC Documents Balance Sheet (the "**VISION Balance Sheet**"), (ii) those incurred in the ordinary course of business and not required to be set forth in the VISION Balance Sheet under GAAP, (iii) those incurred in the ordinary course of business since the VISION Balance Sheet date and not reasonably likely to have a Material Adverse Effect on VISION, and (iv) those incurred in connection with the execution of this Agreement.

3.8 LITIGATION. There is no private or governmental action, suit, proceeding, claim, arbitration, audit or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of VISION, threatened against VISION or any of its respective properties or any of its respective officers or directors (in their capacities as such) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on VISION. There is no injunction, judgment, decree, order or regulatory restriction imposed upon VISION or any of its assets or business, or, to the knowledge of VISION, any of its directors or officers (in their capacities as such), that would prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on VISION.

3.9 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no agreement, judgment, injunction, order or decree binding upon VISION which has or reasonably could be expected to have the effect of prohibiting or materially impairing any business practice of VISION, any acquisition of property by VISION or the conduct of business by VISION.

3.10 CERTAIN AGREEMENTS AFFECTED BY THE MERGER. Neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will (i) result in any entitlement, payment or benefit (including, without limitation, severance, unemployment compensation, golden parachute, bonus or benefit under any VISION plan or policy or otherwise) becoming due to any current or former director or employee of VISION, (ii) increase the amount of any entitlements, payments or benefits otherwise payable by VISION, or (iii) result in the acceleration of the time of payment or vesting of any such entitlements, payments or benefits.

3.11 INTERESTED PARTY TRANSACTIONS. Except as disclosed in the VISION SEC Documents, VISION is not indebted to any director or officer of VISION (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to VISION, and there are no other transactions of the type required to be disclosed pursuant to Items 402 or 404 of Regulation S-B under the Securities Act and the Exchange Act.

3.12 COMPLIANCE WITH LAWS. VISION has complied with and is not in violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as would not be reasonably expected to have a Material Adverse Effect on VISION.

3.13 COMPLETE COPIES OF MATERIALS. VISION has delivered or made available true and complete copies of each document that has been requested by VESMARK or its counsel in connection with their legal and accounting review of VISION.

3.14 GOVERNMENTAL AUTHORIZATION. VISION has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which VISION currently operates or holds any interest in any of its properties or (ii) that is required for the operation of VISION's business or the holding of any such interest ((i) and (ii) herein collectively called "VISION Authorizations"), and all of such VISION Authorizations are in full force and effect, except where the failure to obtain or have any of such VISION Authorizations or where the failure of such VISION Authorizations to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on VISION.

3.15 BOARD APPROVAL. The Board of Directors of VISION has (i) approved this Agreement and the Merger, and (ii) approved the issuance of the shares of VISION Common Stock pursuant to this Agreement. The Board of Directors of Merger Sub has approved this Agreement and the Merger, and recommended that the sole stockholder of Merger Sub approve this Agreement and the Merger. The affirmative vote of the VISION's stockholders is not required to approve the Merger and the affirmative vote of VISION as sole stockholder of Merger Sub is the only vote of the holders of any of VISION's or Merger Sub's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

3.16 REPRESENTATIONS COMPLETE. None of the representations or warranties made by VISION or Merger Sub herein or in any Schedule hereto, including the VISION Disclosure Schedule, or certificate furnished by VISION or Merger Sub pursuant to this Agreement, or the VISION SEC Documents, when all such documents are read together in their entirety, contains or will contain at the Effective Date any untrue statement of a material fact, or omits or will omit at the Effective Date to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading. All projected,

forecasted or prospective financial information provided by VISION to VESMARK has been prepared in good faith on the basis of assumptions VISION believes are reasonable and supportable.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE DATE

4.1 CONDUCT OF BUSINESS. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Date, each of VISION and VESMARK agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by the other party), to carry on its business in the ordinary course in substantially the same manner as heretofore conducted, to pay and to cause its subsidiaries to pay debts and Taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact its and its subsidiaries' present business organizations, use its reasonable best efforts consistent with past practice to keep available the services of its present officers and key employees and use its reasonable best efforts consistent with past practice to preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it or its subsidiaries, to the end that its and its subsidiaries' goodwill and ongoing businesses shall be unimpaired at the Effective Date. VISION and VESMARK agree to promptly notify the other of any material event or occurrence not in the ordinary course of its or its subsidiaries' business, and of any event that would have a Material Adverse Effect on VISION or VESMARK.

4.2 RESTRICTIONS ON CONDUCT OF BUSINESS. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Date, except as expressly contemplated by this Agreement, each of VISION and VESMARK shall not do, cause or permit any of the following, or allow, without the prior written consent of the other:

4.2.1 CHARTER DOCUMENTS. Cause or permit any amendments to its Certificate of Incorporation or Bylaws;

4.2.2 DIVIDENDS; CHANGES IN CAPITAL STOCK. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or its subsidiaries;

4.2.3 STOCK OPTION PLANS, ETC. Take any action to accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its stock plans or authorize cash payments in exchange for any options or other rights granted under any of such plans;

4.2.4 MATERIAL CONTRACTS. Enter into any contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its contracts, other than in the ordinary course of business consistent with past practice and in no event shall such contract, commitment, amendment, modification or waiver (other than those relating to sales of products or purchases of supplies in the ordinary course) involve the payment by VISION or VESMARK, as applicable, or their respective subsidiaries in excess of $150,000;

4.2.5 ISSUANCE OF SECURITIES. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of its common stock pursuant to the conversion of preferred stock, or exercise of stock options, warrants or other rights therefor outstanding as of the date of this Agreement;

4.2.6 INTELLECTUAL PROPERTY. Transfer or license to any person or entity any rights to any Intellectual Property other than the license of non-exclusive rights to Intellectual Property in the ordinary course of business consistent with past practice, place any Intellectual Property into a source-code escrow, or grant any source-code license of any kind;

4.2.7 EXCLUSIVE RIGHTS. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

4.2.8 DISPOSITIONS. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its and its subsidiaries' business, taken as a whole, except in the ordinary course of business consistent with past practice;

4.2.9 INDEBTEDNESS. Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

4.2.10 LEASES. Enter into any operating lease in excess of $50,000;

4.2.11 PAYMENT OF OBLIGATIONS. Pay, discharge or satisfy in an amount in excess of $200,000 in any one case, any claim, liability or obligation

(absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the VISION Financial Statements or VESMARK Financial Statements, as applicable;

4.2.12 CAPITAL EXPENDITURES. Make any capital expenditures, capital additions or capital improvements except in the ordinary course of business and consistent with past practice that do not exceed $25,000 individually or $100,000 in the aggregate;

4.2.13 INSURANCE. Materially reduce the amount of any material insurance coverage provided by existing insurance policies;

4.2.14 TERMINATION OR WAIVER. Terminate or waive any right of substantial value;

4.2.15 EMPLOYEE BENEFIT PLANS; NEW HIRES; PAY INCREASES. Adopt or amend any employee benefit or stock purchase or option plan or hire any new director level or officer level employee, pay any special bonus or special remuneration to any employee or director, or increase the salaries or wage rates of its employees other than pursuant to scheduled annual performance reviews, provided that any resulting modifications are in the ordinary course of business and consistent with VESMARK's past practices;

4.2.16 SEVERANCE ARRANGEMENTS. Grant any severance, termination pay or payments or benefits payable as a result of the Merger (i) to any director or officer, or (ii) to any other employee except payments made pursuant to written agreements outstanding on the date hereof;

4.2.17 LAWSUITS. Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where such party in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with the other party prior to the filing of such a suit, (iii) for a breach of this Agreement, or (iv) to clarify such party's obligations under this Agreement;

4.2.18 ACQUISITIONS. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business, taken as a whole, or acquire or agree to acquire any equity securities of any corporation, partnership, association or business organization;

4.2.19 TAXES. Other than in the ordinary course of business, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

4.2.20 REVALUATION. Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

4.2.21 ACCOUNTING POLICIES AND PROCEDURES. Make any change to its accounting methods, principles, policies, procedures or practices, except as may be required by GAAP, Regulation S-X promulgated by the SEC or applicable statutory accounting principles;

4.2.22 OTHER. Take or agree in writing or otherwise to take, any of the actions described in Sections 4.3, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

4.3 NO SOLICITATION BY VESMARK. VESMARK and the officers, directors, employees or other agents of VESMARK (collectively, "**VESMARK Representatives**") will not, directly or indirectly: (i) take any action to solicit, initiate or encourage or agree to any VESMARK Takeover Proposal ("**VESMARK Takeover Proposal**" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving VESMARK or the acquisition of 15% or more of the outstanding shares of capital stock of VESMARK, or a significant portion of the assets of VESMARK, other than the transactions contemplated by this Agreement; or (ii) subject to the terms of the immediately following sentence, engage in any discussions or negotiations with, or disclose any nonpublic information relating to VESMARK to, or afford access to the properties, books or records of VESMARK, to any person that has advised VESMARK that it may be considering making, or that has made, a VESMARK Takeover Proposal. Notwithstanding the immediately preceding sentence, if, prior to adoption of this Agreement by VESMARK stockholders, an unsolicited written VESMARK Takeover Proposal shall be received by the Board of Directors of VESMARK, then, to the extent the Board of Directors of VESMARK believes in good faith (after advice from its financial advisor and after considering all terms and conditions of such written VESMARK Takeover Proposal, including the likelihood and timing of its consummation) that such VESMARK Takeover Proposal would result in a transaction more favorable to VESMARK's stockholders from a financial point of view than the transaction contemplated by this Agreement (any such more favorable VESMARK Takeover Proposal being referred to in this Agreement as a "**Superior VESMARK Proposal**") and the Board of Directors of VESMARK determines in

good faith after advice from outside legal counsel that it is necessary to do so in order for the Board of Directors of VESMARK to comply with its fiduciary duties to stockholders under applicable law, then VESMARK Representatives may furnish in connection therewith information to the party making such Superior VESMARK Proposal and, subject to the provisions hereof, engage in negotiations with such party, and such actions shall not be considered a breach of this Section 4.4 or any other provisions of this Agreement; provided that in each such event VESMARK notifies VISION of such determination by VESMARK Board of Directors and provides VISION with a true and complete copy of the Superior VESMARK Proposal received from such third party, and provides (or has provided) VISION with all documents containing or referring to non-public information of VESMARK that are supplied to such third party; provided, however, that VESMARK provides such non-public information only pursuant to a non-disclosure agreement; and provided further that VESMARK Representatives shall not agree to or endorse any VESMARK Takeover Proposal and VESMARK Board of Directors shall not withdraw its recommendation of the Merger and adoption of this Agreement unless VESMARK has provided VISION at least three (3) days prior notice of any such intent to agree or endorse such VESMARK Takeover Proposal or to withdraw such recommendation. VESMARK will promptly (and in any event within 24 hours) notify VISION after receipt of any VESMARK Takeover Proposal or any notice that any person is considering making a VESMARK Takeover Proposal or any request for non-public information relating to VESMARK or for access to the properties, books or records of VESMARK by any person that has advised VESMARK that it may be considering making, or that has made, a VESMARK Takeover Proposal, or whose efforts to formulate a VESMARK Takeover Proposal would be assisted thereby (such notice to include the identity of such person or persons), and will keep VISION fully informed of the status and details of any such VESMARK Takeover Proposal notice, request or correspondence or communications related thereto, and shall provide VISION with a true and complete copy of such VESMARK Takeover Proposal notice or any amendment thereto, if it is in writing, or a complete written summary thereof, if it is not in writing. VESMARK shall immediately cease and cause to be terminated all existing discussions or negotiations with any persons conducted heretofore with respect to a VESMARK Takeover Proposal.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 MEETING OF STOCKHOLDERS. VESMARK shall promptly after the date hereof take all action necessary in accordance with Pennsylvania Law and its respective Certificate of Incorporation and Bylaws to convene VESMARK Stockholders Meeting. VESMARK shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and the Merger and shall take all other action necessary or advisable to secure the vote or consent of stockholders required to effect the Merger. VESMARK shall use reasonable efforts to obtain from its stockholders holding in the aggregate 95% of the issued and outstanding shares of VESMARK Common Stock (i) a waiver of such stockholders'

appraisal rights with respect to the transactions contemplated by this Agreement; and (ii) the written consent of VESMARK stockholders to the transactions contemplated by this Agreement.

5.2 PUBLIC DISCLOSURE. Unless otherwise permitted by this Agreement, VISION and VESMARK shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law, in which case the party proposing to issue such press release or make such public statement or disclosure shall use its commercially reasonable efforts to consult with the other party before issuing such press release or making such public statement or disclosure.

5.3 TAX TREATMENT. For U.S. federal income tax purposes, it is intended that the Merger qualify as a reorganization within the meaning of the Code, and the parties hereto intend that the transactions contemplated by this Agreement shall constitute a "plan of reorganization" within the meaning of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). VISION will report the Merger on its income tax returns in a manner consistent with treatment of the Merger as a Code Section 368(a) reorganization. Neither VISION, VESMARK nor any of there respective affiliates has taken any action, nor will they take any action, that would prevent or impede the Merger from qualifying as a reorganization under Section 368 of the Code.

5.4 COOPERATION TO SATISFY GOVERNMENT AUTHORITIES. VISION and VESMARK shall cooperate to promptly address and, to the extent commercially reasonable or practicable, resolve any concerns of any Government Authority in connection with the Merger.

5.5 BEST EFFORTS AND FURTHER ASSURANCES. Each of the parties to this Agreement shall use its best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS OF VESMARK

VESMARK's obligation to enter into and complete the Merger is conditioned upon the satisfaction or waiver in writing by VESMARK, on or before the Effective Date, of all of the following conditions:

6.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties made by VISION and Merger Sub contained in this Merger Agreement, the schedules or exhibits hereto or in any certificate or document delivered to VESMARK by VISION and Merger Sub in connection with the transactions contemplated by this Merger Agreement shall be true in all respects (without giving effect to any materiality qualifications or limitations therein) on and as of the Effective Date with the same effect as though such representations and warranties were made on such date except for such failures to be true and correct which in the aggregate would not reasonably be expected to result in a Material Adverse Effect on VISION and Merger Sub.

6.2 PERFORMANCE OF COVENANTS. VISION and Merger Sub shall have performed and complied in all material respects with all of the agreements and covenants required by this Merger Agreement to be performed and complied with by it prior to or on the Effective Date.

6.3 LITIGATION. No injunction shall have been issued by any court or Governmental Authority which restrains or prohibits this Merger Agreement or the consummation of the transactions contemplated hereby.

6.4 ANTITRUST LAWS COMPLIANCE. There is an applicable exemption to rules and regulations of the Antitrust Laws applicable to the transactions contemplated by this Merger Agreement.

6.5 DELIVERY OF DOCUMENTS. There shall have been delivered to VESMARK the following:

6.5.1 A certificate of VISION, dated the Effective Date, signed by the Chief Executive Officer of VISION to the effect that the conditions specified in Sections 6.1 and 6.2 have been fulfilled;

6.5.2 A certificate of Merger Sub dated the Effective Date, signed by the Chief Executive Officer of Merger Sub to the effect that the conditions specified in Sections 6.1 and 6.2 have been fulfilled;

6.5.3 A certificate of the Secretary or Assistant Secretary of VISION certifying copies of all requisite corporate resolutions of VISION approving the execution and delivery of this Merger Agreement and the consummation of the transactions contemplated herein and the identification and signature of each officer of VISION executing this Merger Agreement; and

6.5.4 A certificate of the Secretary of the Merger Sub certifying copies of (a) the Certificate of Incorporation and by-laws of the Merger Sub; (b) all requisite corporate resolutions of the Merger Sub approving the execution and delivery of this Merger Agreement and the consummation of the transactions contemplated herein; and (c) the identification and signature of each officer of the Merger Sub executing this Merger Agreement.

6.6 MATERIAL CHANGES. There shall not have been any change that has had or could reasonably be expected to have a Material Adverse Effect on the assets, properties, condition (financial or otherwise), prospects or results of operations of the VISION from the date hereof to the Effective Date, nor shall there exist any condition which could reasonably be expected to result in such a Material Adverse Effect, and there shall have been delivered to VISION a certificate, dated the Effective Date, to such effect signed by an authorized officer of VISION.

6.7 CERTIFICATE OF MERGER. Prior to the Effective Date, the Certificate of Merger shall be accepted for filing with the Secretary of State of the Commonwealth of Pennsylvania.

ARTICLE VII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF VISION AND MERGER SUB

The obligations of VISION and Merger Sub to enter into and complete the Closing are conditioned upon the satisfaction or waiver by VISION on behalf of itself and Merger Sub, on or before the Effective Date, of the following conditions:

7.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties made by VESMARK contained in this Merger Agreement, the schedules or exhibits hereto or in any certificate or document delivered to VISION or the Merger Sub by VESMARK in connection with the transactions contemplated by this Merger Agreement shall be true in all respects (without giving effect to any materiality qualifications or limitations therein) on and as of the Effective Date with the same effect as though such representations and warranties were made on such date, except (i) as otherwise contemplated by this Merger Agreement and (ii) for such failures to be true and correct which in the aggregate would not reasonably be expected to result in a Material Adverse Effect on VESMARK.

7.2 PERFORMANCE OF COVENANTS. VESMARK shall have performed and complied in all material respects with all of the agreements and covenants required by this Merger Agreement to be performed and complied with by it prior to or on the Closing Date.

7.3 LITIGATION. No injunction shall have been issued by any court or Governmental Authority which restrains or prohibits this Merger Agreement or the consummation of the transactions contemplated hereby.

7.4 ANTITRUST LAWS ACT COMPLIANCE. There is an applicable exemption to rules and regulations of the Antitrust Laws Act applicable to the transactions contemplated by this Merger Agreement.

7.5 CONSENTS AND APPROVALS. The consents and approvals specified herein shall have been obtained in form and substance satisfactory to VISION in its reasonable discretion.

7.6 MATERIAL CHANGES. There shall not have been any change that has had or could reasonably be expected to have a Material Adverse Effect on the assets, properties, condition (financial or otherwise), prospects or results of operations of VESMARK from the date hereof to the Closing Date, nor shall there exist any condition which could reasonably be expected to result in such a Material Adverse Effect, and there shall have been delivered to VISION a certificate, dated the Closing Date, to such effect signed by an authorized officer of VESMARK.

7.7 SHAREHOLDER APPROVAL. VESMARK Shareholder Approval required in connection with the consummation of the Merger shall have been obtained.

7.8 DELIVERY OF DOCUMENTS. There shall have been delivered to VISION the following:

7.8.1 a certificate of VESMARK, dated the Effective Date, signed by its Chief Executive Officer, to the effect that the conditions specified in Sections 7.1 and 7.2 have been fulfilled;

7.8.2 a Share Distribution Agreement; and

7.8.3 a certificate of the Secretary of VESMARK certifying copies of (x) the Certificate of Incorporation and by-laws of VESMARK; (y) all requisite corporate resolutions of VESMARK approving the execution and delivery of this Merger Agreement and the consummation of the transactions contemplated herein; and (z) the identification and signature of each officer of VESMARK executing this Merger Agreement.

7.9 CERTIFICATE OF MERGER. Prior to the Effective Date, the Certificate of Merger shall be accepted for filing with the Secretary of State of the Commonwealth of Pennsylvania.

ARTICLE VIII

TERMINATION

8.1 TERMINATION EVENTS. This Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Date without prejudice to any other rights or remedies either party may have:

8.1.1 by written agreement, duly authorized by the Boards of Directors of VISION, Merger Sub and VESMARK;

8.1.2 by VISION or VESMARK if any Governmental Authority shall have issued an order, decree, injunction or judgment or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order or other action shall have become final and nonappealable;

8.1.3 by VISION at any time prior to the Effective Date if there shall be a pending or threatened action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit or invalidate the Merger or any other transaction contemplated hereby, or which might affect the right of the Surviving Corporation to conduct the business of VESMARK and which, in the reasonable judgment of VISION, makes it inadvisable to proceed with the transaction contemplated by this Merger Agreement;

8.1.4 if the Effective Date does not occur on or before October 31, 2005, by VESMARK, by written notice to VISION; or

8.1.5 by VISION or VESMARK by notice to the other if the satisfaction of any condition to the obligations of the terminating party has been rendered impossible.

8.2 EFFECT OF TERMINATION. In the event this Merger Agreement is terminated pursuant to Section 8.1, all further obligations of the parties hereunder shall terminate. Each party's right of termination hereunder is in addition to any other rights it may have hereunder or otherwise and the exercise of a right of termination shall not be an election of remedies.

8.3 AMENDMENT. To the extent permitted by applicable law, this Merger Agreement may be amended by action taken by or on behalf of the respective Boards of Directors of VESMARK, VISION and Merger Sub at any time; *provided, however*, that, following approval by the Stockholders of VESMARK, no amendment shall be made which under the Delaware Corporate Law would require the further approval of the Stockholders of VESMARK without obtaining such approval. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties hereto.

8.4 WAIVER. At any time prior to the Effective Date any party hereto may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE IX

SECURITIES LAW MATTERS

VISION, the Surviving Corporation and VESMARK agree as follows with respect to the sale or other disposition of the Deliverable Merger Consideration by the Stockholders after the Closing:

9.1 DISPOSITION OF SHARES. The Stockholders represent and warrant that the Deliverable Merger Consideration is being acquired and will be acquired for their own accounts and will not be sold or otherwise disposed of except pursuant to: (i) an exemption or exclusion from the registration requirements under the 1933 Act, which does not require the filing by VISION with the Commission of any registration statement, offering circular or other document, in which case the Stockholders shall first supply to VISION an opinion of counsel (which opinion and counsel shall be satisfactory to VISION) that such exemption or exclusion is available, (ii) a registration statement filed by VISION with the SEC under the 1933 Act, or (iii) in connection with the liquidation of VESMARK, the distribution of Deliverable Merger Consideration as liquidating distributions.

9.2 LEGEND. The certificates for the Deliverable Merger Consideration received shall bear the following legend:

> "The Shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred or otherwise disposed of by the holder without an effective registration statement being filed under and pursuant to said Act or an opinion of counsel in form and substance satisfactory to the issuer that an exemption from registration is available."

and VISION may, unless a registration statement covering such shares is in effect, place stop transfer orders with its transfer agents with respect to such certificates.

9.3 REGISTRATION RIGHTS FOR VISION SHARES; FILING OF REGISTRATION STATEMENT. VISION will utilize its reasonable best efforts to cause, no later than December 31, 2006, a registration statement to be filed under the 1933 Act or an existing Registration Statement to be amended (the "**Proposed Registration Statement**") for the purpose of registering the Deliverable Common Stock and any shares of VISION Common Stock issuable upon conversion by the Deliverable Warrants for resale by a Holder thereof (collectively, the "**Registerable Stock**"). For the purposes of this Article IX, a person is deemed to be a "Holder" whenever such person owns VISION Common Stock (or has the right to acquire VISION Common Stock, whether or not such acquisition has actually been effected and disregarding any legal restrictions upon the exercise of such right). VISION will use its reasonable best efforts to have the Proposed Registration Statement become effective and cause the VISION Common Stock to be registered under the 1933 Act, and registered, qualified or exempted under applicable state securities laws, as soon as is reasonably practicable.

9.4 EXPENSES OF REGISTRATION. VISION shall pay all expenses incurred in connection with the registration, qualification and/or exemption of the Registerable Stock, including without limitation, any SEC and state securities law registration and filing fees, printing expenses, fees and disbursements of VISION's counsel and accountants, transfer agents' and registrars' fees, fees and disbursements of experts used by VISION in connection with such registration, qualification and/or exemption, and expenses incidental to any amendment or supplement to the Proposed

Registration Statement or prospectuses contained therein. VISION shall not, however, be liable for any sales, broker's or underwriting commissions upon sale by any Holder of any of the Registerable Stock.

9.5 FURNISHING OF DOCUMENTS. VISION shall furnish to the Stockholders such reasonable number of copies of the Proposed Registration Statement, such prospectuses as are contained in the Proposed Registration Statement and such other documents as the Stockholders' Representative may reasonably request in order to facilitate the offering of the Registerable Stock.

9.6 AMENDMENTS AND SUPPLEMENTS. VISION shall prepare and promptly file with the SEC and promptly notify the Stockholders of the filing of such amendments or supplements to the Proposed Registration Statement or prospectuses contained therein as may be necessary to correct any statements or omissions if, at the time when a prospectus relating to the Registerable Stock is required to be delivered under the 1933 Act, any event shall have occurred as a result of which any such prospectus or any other prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. VISION shall also advise the Stockholders, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of the Proposed Registration Statement or the initiation or threatening of any proceeding for that purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued.

9.7 DURATION. Once the Proposed Registration Statement is declared effective by the SEC, VISION shall use its reasonable best efforts to amend or supplement the Proposed Registration Statement or the prospectuses contained therein and to take such other action as is necessary to cause the Proposed Registration Statement to remain effective for a period of two years.

9.8 INDEMNIFICATION.

9.8.1 VISION will indemnify and hold harmless the Holders and each person, if any, who controls a Holder within the meaning of the 1933 Act, from and against any and all losses, damages, liabilities, costs and expenses to which the Holders or any such controlling person may become subject under the 1933 Act or otherwise, insofar as such losses, claims, damages, liabilities, costs or expenses are caused by any untrue statement or alleged untrue statement of any material fact contained in the Proposed Registration Statement, any prospectus contained therein or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that VISION will not be liable in any such case to the extent that

any such loss, claim, damage, liability, cost or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by or on behalf of any Holder or such controlling person in writing specifically for use in the preparation thereof.

9.8.2 The obligation of VISION to include in the Proposed Registration Statement the Registerable Stock of each Holder is subject to the requirement that such Holder deliver to VISION an agreement pursuant to which the Holders, jointly and severally, will indemnify and hold harmless VISION and each person, if any, who controls VISION within the meaning of the 1933 Act, from and against any and all losses, damages, liabilities, costs and expenses to which VISION or any such controlling person may become subject under the 1933 Act or otherwise, insofar as such losses, damages, liabilities, costs or expenses are caused by:

(i) any untrue statement or alleged untrue statement of any material fact contained in the Proposed Registration Statement, any prospectus contained therein or any amendment or supplement thereto, or

(ii) arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; in each case only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was so made in reliance upon and in strict conformity with written information furnished by or on behalf of any Holder specifically for use in the preparation thereof.

9.8.3 Promptly after receipt by an indemnified party pursuant to the provisions of paragraph (a) or (b) of this Section 10.8 of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions, such indemnified party will, if a claim thereof is to be made against the indemnifying party pursuant to the provisions of said paragraph (a) or (b), promptly notify the indemnifying party of the commencement thereof; but the omission to so notify the indemnifying party will not relieve it from any liability which it may have hereunder unless the indemnifying party has been materially prejudiced thereby nor will such failure to so notify the indemnifying party relieve it from any liability which it may have to any indemnified party otherwise than hereunder. In case such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such

indemnified party; provided, however, if the defendants in any action include both the indemnified party and the indemnifying party and there is a conflict of interest which would prevent counsel for the indemnifying party from also representing the indemnified party, the indemnified party or parties shall have the right to select separate counsel to participate in the defense of such action on behalf of such indemnified party or parties. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party pursuant to the provisions of said paragraph (a) or (b) for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, unless (i) the indemnified party shall have employed counsel in accordance with the provisions of the preceding sentence, (ii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action, or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party.

9.8.4 In the event any of the Registerable Stock is sold by any Holder or Holders in an underwritten public offering consented to by VISION, VISION shall provide indemnification to the underwriters of such offering and any person controlling any such underwriter on behalf of the Holder or Holders making the offering; provided, however, that VISION shall not be required to provide such indemnification in respect of the matters described in the proviso to the first sentence of Section 10.8(a).

ARTICLE X

MISCELLANEOUS

10.1 CAPTIONS AND HEADINGS. The Article and paragraph headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit, or add to the meaning of any provision of this Agreement.

10.2 TRANSACTION COSTS. Except as otherwise provided herein, each of the parties shall pay all of its costs and expenses (including attorney fees and other legal costs and expenses and accountants' fees and other accounting costs and expenses) incurred by that party in connection with this Agreement.

10.3 NO ORAL CHANGE. This Agreement and any provision hereof, may not be waived, changed, modified, or discharged orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

10.4 INVESTMENT REPRESENTATIONS. Each party hereto expressly represents and warrants to all other parties hereto that (a) before executing this Merger Agreement, said party has fully informed itself or himself of the terms, contents, conditions and effects of this Merger Agreement; (b) said party has relied solely and completely upon its or his own judgment in executing this Merger Agreement; (c) said party has had the opportunity to seek and has obtained the advice of counsel before executing this Merger Agreement; (d) said party has acted voluntarily and of its or his own free will in executing this Merger Agreement; (e) said party is not acting under duress, whether economic or physical, in executing this Agreement; and (f) this Merger Agreement is the result of arm's-length negotiations conducted by and among the parties and their counsel.

10.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the laws that might otherwise govern under applicable principles of conflicts of law.

10.6 PUBLIC ANNOUNCEMENTS. Subject to any requirement of applicable law or stock exchange listing agreement, all public announcements or similar publicity with respect to this Merger Agreement or the transactions contemplated hereby shall be issued only with the consent of VISION and VESMARK. Unless consented to by each party hereto in advance prior to the Closing, all parties hereto shall keep the provisions of this Merger Agreement strictly confidential and make no disclosure thereof to any Person, other than such party's respective legal and financial advisors, subject to the requirements of applicable law or securities exchange regulations.

10.7 SUCCESSORS. This Merger Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.8 FURTHER ASSURANCES. Each of the parties hereto agrees that it will, from time to time after the date of this Merger Agreement, execute and deliver such other certificates, documents and instruments and take such other action as may be reasonably requested by the other party to carry out the actions and transactions contemplated by this Merger Agreement.

10.9 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been given (i) on the date they are delivered if delivered in person; (ii) on the date initially received if delivered by facsimile transmission followed by registered or certified mail confirmation; (iii) on the date delivered by an overnight courier service; or (iv) on the third business day after it is mailed by registered or certified mail, return receipt requested with postage and other fees prepaid, to the addresses provided by each party to the other parties.

VISION GLOBAL SOLUTIONS, INC.
La Chancellerie du Vieux-Montreal
455 Notre-Dame St. East
Montreal, Quebec, CANADA H2Y1C9

Attention: Jean Paul Ouellette, Chief Executive Officer
Telephone: (514) 848-1166
Facsimile: (514) 848-0895

With a copy to:

Mr. Joseph I. Emas
Attorney at Law
1224 Washington Avenue
Miami Beach, Florida 33139
Telephone: (305) 531-1174
Facsimile: (305) 531-1274

If to the Seller/ VESMARK, INC:

VESMARK INCORPORATED
1206 Fifth Avenue, Suite 300
Pittsburgh, Pennsylvania 15219

Attention: Christopher T. Manos
Chief Executive Officer / President
Telephone: (412) 261-3720
Facsimile: (412) 261-1974

With a copy to:

Mr. Jay L. Panzarella
Attorney at Law
The law offices of:
Klett Rooney Lieber & Schorling, P.C.
40th Floor, One Oxford Center
Pittsburgh, Pennsylvania 15219-6498
Telephone: (412) 392-2156
Facsimile: (412) 392-2128

10.10 NON-WAIVER. Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressly in writing and signed by the party against whom such waiver is charged; and (i) the failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants, or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants, or conditions, (ii) the acceptance of performance of anything required by this Agreement to be performed with knowledge of the breach or failure of a covenant, condition, or provision hereof shall not be deemed a waiver of such breach or failure, and (iii) no waiver by any

party of one breach by another party shall be construed as a waiver with respect to any other or subsequent breach.

10.11 TIME OF ESSENCE. Time is of the essence of this Agreement and of each and every provision hereof.

10.12 REMEDIES CUMULATIVE. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

10.13 SEVERABILITY. If any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.14 ENTIRE AGREEMENT. This Agreement contains the entire Agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings.

10.15 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.16 ARBITRATION. Any controversy or claim arising pursuant to this Article XII shall be submitted to and resolved by a committee of three arbitrators, one appointed by the Shareholders, one appointed by the Purchaser and one appointed by the other two so appointed. The party instituting such arbitration shall give notice to that effect to the other party, which notice shall specify the arbitrator appointed by such party. Within 20 days after the giving of such notice, the other party shall give notice specifying the arbitrator appointed by such party and promptly thereafter, the two arbitrators so appointed shall meet and designate the third arbitrator. The arbitration proceeding will commence promptly thereafter, and the arbitrators shall abide by the then current commercial rules of the American Arbitration Association. The arbitration proceeding shall be held in Pittsburgh, Pennsylvania, unless the parties agree in writing to the contrary. The determination of the arbitrators shall be conclusive upon the parties to the arbitration. The parties agree to act in compliance therewith, and judgment upon the same may be entered in any court having jurisdiction thereof. The arbitrators shall give written notice to the parties to the arbitration stating the determination of the arbitrators and shall furnish to each party to the arbitration a

signed copy of such determination. Each party shall bear its own expenses of the arbitration proceeding.

10.17 EXPENSES. Except as expressly otherwise provided herein, each party shall bear its own expenses incurred in connection with the preparation, execution and performance of this Merger Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel and accountants.

10.18 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Signatures appear on next page

IN WITNESS WHEREOF, the parties have executed this Merger Agreement as of the date first above written.

VISION

VISION GLOBAL SOLUTIONS, INC.

By: ______________________________
Name:_____________________________
Title: Chief Executive Officer

VESMARK

VESMARK INCORPORATED

By:_______________________________
Name: _____________________________
Title: President

MERGER SUB

VISION Acquisition Corp.

By: ______________________________
Name: _____________________________
Title: President

EXHIBIT A

ESCROW AGREEMENT

EXHIBIT B

SHARE DISTRIBUTION AGREEMENT

EXHIBIT C

INTELLECTUAL PROPERTY